Exhibit  99.1

       ALLIANCE DISTRIBUTORS HOLDING INC. SIGNS ENGAGEMENT AGREEMENT WITH
                           SANDERS MORRIS HARRIS INC.

COLLEGE POINT, NEW YORK-October 14, 2005-Alliance Distributors Holding Inc. (OTC Bulletin Board: ADTR), a distributor of interactive video games and gaming products, today announced that it has signed an engagement agreement with Sanders Morris Harris Inc. (NASD: SMHG), a Texas and New York based financial services firm ("SMH"). The agreement provides that SMH will serve as the company's financial adviser and exclusive placement agent on a best efforts private placement of approximately $60 million of Alliance equity securities. The terms of the securities that the company may issue in any offering and the valuation at which any securities will be issued are subject to the joint agreement of the company and SMH.

As previously reported, the company has signed a non-binding letter of intent to purchase Foto Electric Supply Co., Inc., (Fesco) for $75 million, payable $50 million in cash, $12.5 million in notes and $12.5 million in equity securities to be valued in relation to financing for the transaction. If the financing contemplated by the company's agreement with SMH is successful, proceeds will be used primarily to fund the cash portion of this purchase price and related expenses.

Fesco is a privately held company based in New York City whose primary business is the distribution of consumer electronics. Fesco's revenues in its most recent fiscal year were approximately $130 million. The company and Fesco are negotiating the terms of a definitive agreement between them, but no agreement has yet been signed.

In connection with its agreement with SMH, the company agreed to issue to SMH 50,000 shares of Alliance common stock, to pay designated success fees and warrants to SMH if the offering is successfully completed, and to reimburse SMH for designated expenses.

Safe Harbor

Certain of the above statements contained in this press release may contain forward-looking statements which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Actual results, events and circumstances (including future performance, results and trends) could differ materially from those set forth in such statements due to various factors, risks and uncertainties, including but not limited to, risks associated with technological change, competitive factors and general economic conditions. The company has no duty and undertakes no obligation to update such statements.

Contact:

David Devor
Alliance Distributors Holding Inc.
718-747-1500 x 117
david@alliancedis.com